EMPLOYMENT AGREEMENT


THIS AGREEMENT is made and entered into effective as of September
13, 1993 by and between Imo Industries Inc., a Delaware
Corporation ("Employer") and Donald K. Farrar ("Employee").

WHEREAS, Employer desires to employ Employee for the period provided in this Agreement and in accordance with its terms, and Employee is willing and able to become so employed;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. Employment. Employer agrees to employ Employee and Employee agrees to be employed for the period stated in paragraph 3 hereof and upon the other terms and conditions herein provided.

2. Position. During the period of his employment hereunder, Employee agrees to serve Employer and Employer shall employ
Employee as President and Chief Executive Officer reporting to
Employer's Board of Directors.

3.   Terms and Performance.

     a. Term of Employment. The period of Employee's employment under this Agreement shall commence on the effective date first above written and shall continue for a period of twenty-four (24) months thereafter, expiring on August 31, 1995.

     b. Performance. During the period of his employment hereunder and except for illness, reasonable vacation periods and reasonable leaves of absence, Employee shall devote all his business time, attention, skill and efforts to the faithful performance of his duties hereunder.

4. Compensation. For all services rendered by Employee during his employment hereunder, Employer shall pay Employee as compensation (i) a salary, in equal monthly installments, at a rate not less than $500,000 per year, and (ii) such bonus or incentive compensation as shall be determined annually, beginning for the calendar year 1994, by the Board of Directors at the end of each fiscal year and which shall be determined by the Board in accordance with its usual evaluative process.

The Board shall review at least annually, beginning as at January 1, 1995, the annual basic salary stated above and shall in its discretion grant such increases for cost of living, merit or other similar or customary reasons, if any, as it may in good faith deem appropriate.

5. Stock Option. Employer will recommend to its Board of Directors the following stock awards to Employee:

     a. Promptly after the effective date first above written an option for 100,000 shares of Imo Industries Inc. common capital stock under the current Equity Incentive Plan for Key
Employees.

     b. Promptly after the effective date first above written, a special option in the amount of 50,000 shares of Imo Industries Inc. common capital stock which shall not vest until September 1, 1998, at which time the full amount shall vest, provided nevertheless, that the market closing price of the company's stock shall be at least $10.00 on that date or shall reach that value during the 60-day period following that date and further provided that Employee is an employee of Employer at the time of vesting; these shares shall likewise be awarded under the current Equity Incentive Plan for Key Employees. The parties acknowledge the consistency of anticipatable continuous employment following the expiration of this Agreement and the vesting referred to in the within paragraph.

     c. Promptly after the effective date first above written, a special restricted stock award of 30,000 shares of Imo Industries Inc. common capital stock will be granted under the current Equity Incentive Plan for Key Employees which shall vest, if at all, between the fifth and seventh anniversary date of the grant provided that the closing price of the stock reaches at least $12.00 for a period of not less than 30 consecutive calendar days during the said two-year period; provided further that Employee remains an employee of Employer and is so employed at the time of vesting.

6. Additional Compensation. In addition to the basic compensation set forth in paragraph 4, Employer shall provide Employee during the period of his employment any and all additional benefits (commensurate with his position and length of service and in accordance with the terms of any such plan) which the Board, in its sole and absolute discretion, may make available to its executive officers (or employees in general, if any such plan is not available solely for executive officers) under any general profit-sharing plan, bonus or incentive compensation plan, pension plan (including its related SERP), employee stock purchase or ownership plan, restricted stock plan, group life insurance plan, hospitalization plan, medical service plan, vacation or other employee benefit plan which may be in effect any time or from time to time during Employee's employment.

7. Relocation. Employee shall, with reasonable promptness, relocate his primary residence to the area which is within reasonable automobile commuting distance to Employer's headquarters in Lawrenceville, N.J. Employer will make available to Employee the benefits of Standard Practice No. 361. Employer will reimburse Employee for the cost of interim housing of up to $3,000 per month in the Lawrenceville, N.J. area for up to six
(6) months until a permanent residence is occupied.

8. Payment to Employee Upon Termination of Employment. In the event that Employer, without good cause, terminates Employee's employment during the term of this Agreement, Employer shall pay Employee monthly (or in the event of his death following such termination, his estate) as liquidated damages, for the remaining period of this Agreement, a sum equal to the highest monthly rate of salary paid to Employee at any time under this Agreement. Should the remaining term under such termination be less than twelve (12) months, the said payments shall be continued for twelve (12) months. If Employee voluntarily terminates his employment hereunder, payments hereunder shall be discontinued forthwith.

9. Change in Control Agreement. Employer agrees that Employee will be offered a change in control agreement in the form offered to and entered into by other senior officers of Employer.

10. Board of Directors. Employer will recommend to its Board of Directors that Employee be nominated and approved for membership on the Board. Such recommendation shall be made not later than at the first meeting of the Board following Employee's employment hereunder.

11. Confidentiality. Employee agrees that he shall not violate any obligations of confidentiality owing by him to a former employer or others. Likewise, Employee agrees that he will not disclose or use at any time during or subsequent to his employment by Employer any trade secrets, know-how or other proprietary or confidential information of Employer. Employee acknowledges and agrees that his obligations of confidentiality hereunder shall survive and be enforceable, at law and equity, by Employer after termination of employment. Employee also agrees that, following termination of employment, he shall not act in any way inimical to the interests of Employer (except to enforce a legal right of Employee), including, but not limited to, the solicitation of Employer's employees for other employment.

12. Amendment and Governing Law. This Agreement may not be amended except by written instrument signed by both parties.
This Agreement shall be governed by and construed in accordance with the laws of New Jersey.

13.  Miscellaneous.

     a. Employee shall be eligible for four (4) weeks of vacation per year.

     b. Employee shall be provided with an American automobile ("luxury" standard; e.g., Lincoln or Cadillac) with phone and expenses funded by Employer. Taxes attributable to the "income" from personal use of the automobile shall be the responsibility of Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             IMO INDUSTRIES INC.



/s/ Donald K. Farrar                         by:/s/ W.J. Holcombe
     Donald K. Farrar